Baker Tilly US, LLP
11150 Santa Monica Blvd; Ste 600
Los Angeles, CA 90025
United States of America

T: +1 (310) 826 4474
F: +1 (310) 826 9188

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Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of FAT Brands Inc. of our report dated March 29, 2021, relating to the consolidated financial statements of FAT Brands Inc., appearing in the Annual Report on Form 10-K of FAT Brands Inc. for the year ended December 27, 2020.

Our report contains a going concern paragraph regarding the limited liquidity resources of FAT Brands Inc. and also a paragraph relating to the adoption of new method of accounting for leases as of December 31, 2018.

BAKER TILLY US, LLP

Baker Tilly US, LLP

Los Angeles, CA
May 20, 2021